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EXHIBIT 99.1

[CTA PUBLIC RELATIONS LETTERHEAD]

FOR IMMEDIATE RELEASE: November 10, 2004

CONTACT:	Jacobs Entertainment, Inc. Stephen R. Roark, President of Casino Operations and Chief Financial Officer 303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Reports Third Quarter and Nine Months Results

        BLACK HAWK, Colorado—Jacobs Entertainment, Inc. (JEI), an owner and operator of multiple gaming properties, today announced unaudited financial results for its third quarter and nine-month period ended September 30, 2004.

        Net revenue for the third quarter of 2004 was $48.6 million versus $44.2 million in the third quarter of the previous year. The net loss for the third quarter of 2004 was $638,000 compared to net income of $770,000 in the third quarter of the previous year.

        Net revenue for the nine-month period ended September 30, 2004 was $142.8 million compared to $129.2 million for the nine-month period ended September 30, 2003. Net income for the nine-month period ended September 30, 2004 was $5.6 million compared to $3.2 million for the same period in the previous year.

        JEI will host a conference call to discuss its third quarter and nine-month period ended September 30, 2004 operating results. The conference call will be held at 1:00 p.m. Eastern Time on Thursday, November 11, 2004, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for JEI, and Ian M. Stewart, President of Pari-Mutuel and Video Poker Operations, along with other members of the management team.

        To participate in the JEI conference call on Thursday, November 11, 2004, at 1:00 p.m. Eastern Time, please dial (800) 289-0518 and give confirmation code #995323. Please call 5-7 minutes before the call is to begin.

        If you are unable to join the JEI conference call, you may access a replay of the call starting at 4:00 p.m. Eastern Time on Thursday, November 11, 2004. To access the replay, please dial (888) 203-1112 and reference the confirmation code #995323. The replay will continue until Midnight Eastern Time on Thursday, November 18, 2004.

        Based in Black Hawk, Colorado, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, and five related off-track wagering facilities in Virginia and seven truck plaza video gaming facilities in Louisiana.

        Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way: intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.
FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Revenue:
Casinos	$27,726	$25,576	$81,893	$72,520
Truck stops	5,853	5,757	18,454	18,297
Pari mutuel	8,484	7,067	25,032	21,652
Food, beverage, fuel & other	11,883	10,883	32,752	31,793
Promotional allowances	(5,358)	(5,116)	(15,300)	(15,013)

Net revenue	$48,588	$44,167	$142,831	$129,249

Total Cost and Expenses	$44,384	$38,453	$122,602	$111,383

Net Income	$(638)	$770	$5,632	$3,231

SELECTED BALANCE SHEET DATA

	September 30 2004	December 31 2003
Total Assets	$238,865	$236,573
Total Liabilities	$165,798	$169,138
Stockholders' Equity	$73,067	$67,435

        EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare the Company's operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in the Company's debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net income as reported above	$(638)	$770	$5,632	$3,231
Add:
Interest, net	4,842	4,944	14,597	14,635
Depreciation and amortization	2,368	2,355	7,277	6,718

EBITDA	$6,572	$8,069	$27,506	$24,584

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Jacobs Entertainment, Inc. Reports Third Quarter and Nine Months Results